EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement (No. 333-120089) on Form S-8, Registration Statement (No. 333-194392) on Form S-3, and Registration Statement (No. 333-181146) on Form S-8 of West Bancorporation, Inc. of our reports dated March 3, 2016, relating to our audits of the consolidated financial statements and internal control over financial reporting which appear in the Annual Report to Stockholders, which is incorporated in this Annual Report on Form 10-K of West Bancorporation, Inc. for the year ended December 31, 2015.

/s/ RSM US LLP

Des Moines, Iowa
March 3, 2016